SCHEDULE 14A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

DRIL-QUIP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. § 240.14a-101.

SEC 1913 (3-99)

Dril-Quip, Inc. 13550 Hempstead Highway Houston, Texas 77040

April 6, 2011

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas, on May 11, 2011 at 2:00 p.m. For those of you who cannot be present at this annual meeting, we urge that you participate by indicating your choices on the enclosed proxy card and completing and returning it at your earliest convenience.

This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board of Directors and its committees and personal information about the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, please sign, date and mail promptly the enclosed proxy in the envelope provided.

On behalf of the Board of Directors, thank you for your continued support.

Larry E. Reimert
Co-Chairman of the Board

J. Mike Walker
Co-Chairman of the Board and Chief Executive Officer

DRIL-QUIP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 11, 2011

To the Stockholders of

Dril-Quip, Inc.:

The annual meeting of stockholders of Dril-Quip, Inc. will be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas, on Wednesday, May 11, 2011 at 2:00 p.m., Houston time, for the following purposes:

1.	To elect the nominees named in the Proxy Statement as directors to serve for a three-year term.

2.	To approve the appointment of BDO USA, LLP as independent registered public accounting firm for 2011.

3.	To conduct a non-binding advisory vote on the Company’s compensation of its named executive officers.

4.	To conduct a non-binding advisory vote on the frequency of future advisory votes on executive compensation.

5.	To transact such other business as may properly come before the meeting or any reconvened meeting after an adjournment thereof.

The Board of Directors has fixed March 25, 2011 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment thereof, and only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment.

You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

By Order of the Board of Directors

J. Mike Walker
Co-Chairman of the Board and Chief Executive Officer

April 6, 2011

13550 Hempstead Highway

Houston, Texas 77040

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2011.

The Proxy Statement, our annual report to shareholders and other proxy materials are available at http://bnymellon.mobular.net/bnymellon/drq.

Dril-Quip, Inc.

13550 Hempstead Highway

Houston, Texas 77040

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Dril-Quip, Inc., a Delaware corporation, of proxies from the holders of our common stock, par value $.01 per share, for use at the 2011 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date on which this proxy statement and the accompanying proxy will first be mailed to stockholders is April 6, 2011.

In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone or personal interview by our regular employees. We will pay all costs of soliciting proxies. We will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of such stock.

RECORD DATE AND VOTING SECURITIES

As of the close of business on March 25, 2011, the record date for determining stockholders entitled to notice of and to vote at the annual meeting, we had outstanding and entitled to vote 40,049,497 shares of common stock. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders.

The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of our common stock. Proxies indicating stockholder abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the annual meeting. Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed as election inspectors for the annual meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in “street name” for their beneficial holder clients from voting in uncontested director elections on behalf of the clients without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Proposal 2 (approval of the appointment of independent registered public accounting firm). Brokers cannot vote on Proposal 1 (election of director), Proposal 3 (advisory vote on executive compensation) or Proposal 4 (advisory vote on the frequency of future votes on executive compensation) without instructions from the beneficial owners. If you do not instruct your broker how to vote on these matters, your broker will not vote for you.

All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as director of the nominees listed herein, FOR approval of the appointment of BDO USA, LLP as our independent registered public accounting firm, FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers, to hold future advisory votes on executive compensation every year and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Secretary at our executive offices a written instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person. Our executive offices are located at 13550 Hempstead Highway, Houston, Texas 77040. For a period of ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at our executive offices.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned directly or indirectly as of March 25, 2011 by (i) each person who is known to us to own beneficially more than 5% of our common stock, (ii) each of our directors, director nominees and executive officers and (iii) all executive officers, director nominees and directors as a group.

	Amount of Beneficial Ownership
Name of Beneficial Owner(1)	Number of Shares	Percent of Stock
J. Mike Walker (2)	3,820,782	9.5%
Larry E. Reimert (3)	1,852,894	4.6%
Jerry M. Brooks (4)	25,000	*
Alexander P. Shukis	0	*
John V. Lovoi	0	*
L. H. Dick Robertson	0	*
All directors and executive officers as a group (6 persons)	5,698,676	14.1%
BlackRock, Inc. (5) 40 East 52nd Street New York, NY 10022	2,718,813	6.8%

*	Less than 1%.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. The address of each such person, unless otherwise provided, is 13550 Hempstead Highway, Houston, Texas 77040.

(2)	Includes (a) 3,709,300 shares of common stock held directly by Mr. Walker and (b) 111,482 shares of common stock that may be acquired pursuant to options that are currently exercisable or will become exercisable within 60 days of March 25, 2011.

(3)	Includes (a) 910 shares of common stock held directly by Mr. Reimert, (b) 101,984 shares of common stock that may be acquired pursuant to options that are currently exercisable and (c) 1,750,000 shares of common stock held by Reimert Family Partners, Ltd., a limited partnership of which Mr. Reimert is the Managing General Partner, and with respect to which he exercises voting and investment power.

(4)	Consists entirely of shares of common stock that may be acquired pursuant to options that are currently exercisable or will become exercisable within 60 days of March 25, 2011.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2011. The filing indicates that BlackRock, Inc. has sole voting and dispositive power with respect to 2,718,813 shares.

PROPOSAL I

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, Class I, Class II and Class III, with staggered terms of office ending in 2013, 2011 and 2012, respectively. The term for each class expires on the date of the third annual stockholders’ meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of his class and until his successor has been duly elected and qualified.

Our Board of Directors has nominated each of J. Mike Walker and John V. Lovoi for election as a director to serve a three-year term expiring on the date of the annual meeting of stockholders to be held in 2014 (or until his successor is duly elected and qualified). Messrs. Walker and Lovoi currently serve as members of our Board of Directors. In accordance with our bylaws, the affirmative vote of a plurality of the votes cast by holders of common stock entitled to vote in the election of directors at the annual meeting is required for the election of the nominee as director. Accordingly, although abstentions and broker non-votes are considered shares present at the meeting for the purpose of determining a quorum, they will have no effect on the election of directors.

Our Board of Directors has no reason to believe that Messrs. Walker and Lovoi will not be candidates for director at the time of the annual meeting or will be unable to serve as directors. If Mr. Walker or Mr. Lovoi becomes unavailable for election, our Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

The Board of Directors recommends that you vote FOR the election of the nominees listed below. Properly dated and signed proxies will be so voted unless authority to vote in the election of directors is withheld.

Nominees for Class II Directors for Three-Year Term to Expire in 2014

The following sets forth information concerning each nominee for election as a director at the annual meeting, including the nominee’s age as of March 25, 2011, position with us, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating, Governance and Compensation Committee and the Board to determine that the nominee should serve as a director of the Company.

J. Mike Walker, age 67, is Co-Chairman of the Board and Chief Executive Officer. Mr. Walker served as the Co-Chief Executive Officer with responsibility for manufacturing, purchasing and facilities from 1981 until September 2009, and the Co-Chief Executive Officer with responsibility for manufacturing, purchasing, facilities, service and administration from September 2009 until December 2010. Mr. Walker became the Company’s Chief Executive Officer on January 1, 2011. He has been a member of the Board of Directors since the Company’s inception in 1981. Prior to 1981, he served as the Director of Engineering, Manager of Engineering and Manager of Research and Development with Vetco Offshore, Inc. Mr. Walker holds a BSME degree from Texas A&M University, an MSME degree from the University of Texas at Austin and a Ph.D. in mechanical engineering from Texas A&M University. Mr. Walker was selected to serve as a director because he is the Company’s Chief Executive Officer, and because of his extensive knowledge of the Company and the Company’s operations and people, which knowledge Mr. Walker has gained in his nearly 30 years of service with the Company, as well as his engineering knowledge and technical expertise.

John V. Lovoi, age 50, has been a Class II director since May 2005. He is chairman of the Nominating, Governance and Compensation Committee and a member of the Audit Committee of the Board of Directors. He is the Managing Partner of JVL Advisors LLC, a private energy investment company established in 2002. From January 2000 to August 2002, Mr. Lovoi was a Managing Director at Morgan Stanley Incorporated, and during this period served as head of the firm’s Global Oil and Gas Research practice and then as head of the firm’s Global Oil and Gas Investment Banking practice. From 1995 to 2000, he was a leading oilfield services and equipment research analyst for Morgan Stanley. Prior to joining Morgan Stanley, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi is a director of Helix Energy Solutions Group, an energy services company, and is a former director of Evergreen Energy, Inc., a provider of energy technology. Mr. Lovoi holds a bachelor of science degree in chemical engineering from Texas A&M University and an MBA degree from the University of Texas at Austin. Mr. Lovoi was selected to serve as a director due to his financial expertise and industry insight, as well as his experience as a director of other public companies.

Information Concerning Class I and Class III Directors

The following sets forth information concerning the Class I and Class III directors whose present terms of office will expire at the 2013 and 2012 annual meetings of stockholders, respectively, including each director’s age as of March 25, 2011, position with us, if any, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating, Governance and Compensation Committee and the Board to determine that the nominee should serve as a director of the Company.

Class I

Alexander P. Shukis, age 66, has been a Class I director since February 2003. He is chairman of the Audit Committee and a member of the Nominating, Governance and Compensation Committee of the Board of Directors. From July 2001 until his retirement in December 2007, Mr. Shukis was the Controller of Corporate Strategies, Inc., a merchant bank. From 1997 to July 2001, Mr. Shukis was self-employed, working as a business consultant. From 1995 to 1997, he was Chief Financial Officer and Director of Great Western Resources, Inc., an exploration and production company. He served as Vice President and Controller of Great Western Resources, Inc. from 1986 to 1995. Mr. Shukis holds a BBA in accounting from the University of Houston. Mr. Shukis was selected to serve as a director due to his extensive financial and accounting background and his knowledge of the energy industry.

Class III

Larry E. Reimert, age 63, is Co-Chairman of the Board. Mr. Reimert served as the Company’s Co-Chief Executive Officer with responsibility for engineering, product development and finance from 1981 until September 2009, and Co-Chief Executive Officer with responsibility for engineering, product development, finance, sales and training from September 2009 until December 2010. Mr. Reimert stepped down as Co-Chief Executive Officer of the Company effective December 31, 2010 to concentrate on his previously disclosed cancer related health issues. He has been a member of the Board of Directors since the Company’s inception in 1981. Prior to 1981, he worked for Vetco Offshore, Inc. in various capacities, including Vice President of Technical Operations, Vice President of Engineering and Manager of Engineering. Mr. Reimert holds a BSME degree from the University of Houston and an MBA degree from Pepperdine University. Mr. Reimert was selected to serve as a director due to his extensive knowledge of the Company and the Company’s operations and people, which knowledge Mr. Reimert has gained in his nearly 30 years of service with the Company, as well as his engineering knowledge and business expertise.

L. H. Dick Robertson, age 76, has been a Class III director since December 2006 and is a member of the Audit Committee and the Nominating, Governance and Compensation Committee of the Board of Directors. Previously, he was the president and chief executive officer of Dual Drilling Company, an international offshore drilling contractor, from 1984 until June 1996, when Dual Drilling merged with Ensco International Incorporated. From June 1996 to the present, Mr. Robertson has been retired. Prior to his employment with Dual Drilling Company, Mr. Robertson served as president and chief executive officer of Republic Drilling & Service, president of Progress Drilling & Marine, Inc., chairman, president and chief executive officer of Attwood Oceanics, Inc. and senior vice president of Global Marine, Inc. Mr. Robertson holds a bachelor of science degree in petroleum engineering and a BBA in general business from Texas A&M University. Mr. Robertson was selected to serve as a director due to his executive experience, including his experience as chief executive officer of contract drilling companies, and his background in the energy industry.

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure

Messrs. Reimert and Walker serve as Co-Chairmen of our Board of Directors. Mr. Walker also serves as Chief Executive Officer of the Company. Mr. Reimert served as Co-Chief Executive Officer of the Company with Mr. Walker until January 1, 2011. In connection with Mr. Reimert’s stepping down as Co-Chief Executive Officer, he agreed to continue to serve as Co-Chairman of the Board of Directors. The Board of Directors believes that Mr. Reimert’s and Mr. Walker’s service in these capacities is in the best interest of the Company and its stockholders. Messrs. Reimert and Walker possess detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business. In addition, Mr. Walker’s employment agreement with the Company provides that he will continue to serve as Co-Chairman of the Board of Directors and Chief Executive Officer of the Company during his tenure with the Company, and any changes to his position as such may result in his ability to terminate his employment with the Company for good reason. The combined Chairman and CEO roles provide the ability to communicate the Company’s message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers, particularly during times of turbulent economic and industry conditions. In addition, the sharing of the Chairman role with Mr. Reimert permits the Company to continue to benefit from Mr. Reimert’s leadership and experience. Sharing the responsibilities of Chairman and CEO affords Mr. Walker the opportunity to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

The Board has three independent directors, and the Board believes that the independent directors provide effective oversight of management. Although the Board has no lead independent director, the independent directors collectively provide feedback during the course of Board meetings. In addition, at each regularly scheduled Board meeting, our non-management directors hold executive sessions at which our management is not in attendance. The director who presides at these sessions is the chairman of our Audit Committee, currently Mr. Shukis. The Company believes that this approach effectively encourages full engagement of all directors in executive sessions, while avoiding unnecessary hierarchy. The Board believes that this approach appropriately and effectively complements the combined CEO/Chairman structure.

Board’s Role in the Oversight of Risk Management

The Board of Directors has ultimate oversight responsibility for the Company’s system of enterprise risk management. Management is responsible for developing and implementing the Company’s program of enterprise risk management. Pursuant to the Audit Committee charter, the Audit Committee has been designated to take the lead in overseeing the Company’s risk management process and overall risk management system at the Board level. Accordingly, the Audit Committee meets periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee also monitors the Company’s risk management policies and guidelines concerning risk assessment and risk management. In this role, the Audit Committee receives reports from management and other advisors, and analyzes the Company’s risk management process and system, the nature of the material risks the Company faces and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the Company’s overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

The Board believes that the administration of its risk oversight function has not affected its leadership structure. In reviewing the Company’s compensation program, the Nominating, Governance and Compensation

Committee has made an assessment of whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company and has concluded that they do not create such risks as presently constituted.

Determinations of Director Independence

Under rules adopted by the New York Stock Exchange, no board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with us, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation.

As contemplated by the rules of the NYSE then in effect, the Board adopted categorical standards in 2004 to assist the Board of Directors in making independence determinations. Under the rules then in effect, immaterial relationships that fall within the guidelines were not required to be disclosed separately in proxy statements. As set forth in our Corporate Governance Guidelines, a relationship falls within the categorical standard if it:

•	is not a type of relationship that would preclude a determination of independence under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual;

•

consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years; or

•	is not a type of relationship that would require disclosure in the proxy statement under Item 404 of Regulation S-K of the SEC.

In its determination of independence, the Board of Directors reviewed and considered all relationships and transactions between each director, his family members or any business, charity or other entity in which the director has an interest on the one hand, and us, our affiliates, or our senior management has an interest on the other. The Board considered the relationships and transactions in the context of the New York Stock Exchange’s objective listing standards, the categorical standards noted above and the additional standards established for members of audit, compensation and governance committees. As a result of this review, the Board of Directors affirmatively determined that Messrs. Lovoi, Robertson and Shukis are independent from us and our management. In addition, the Board of Directors affirmatively determined that Messrs. Lovoi, Robertson and Shukis are independent under the additional standards for audit committee membership under rules of the SEC. The remaining directors, Messrs. Reimert and Walker, are not independent because of Mr. Reimert’s past service and Mr. Walker’s current service as members of our senior management.

You can access our Independence Guidelines in our Corporate Governance Guidelines on the Investors section of our website at www.dril-quip.com.

Code of Business Conduct and Ethics

Pursuant to NYSE rules, we have adopted the Dril-Quip, Inc. Code of Business Conduct and Ethics for our directors, officers and employees. The Code of Business Conduct and Ethics also meets the requirements of a code of ethics under Item 406 of Regulation S-K. Changes in and waivers to the Code of Business Conduct and Ethics for our directors and executive officers of the Company will be posted on our website (www.dril-quip.com).

Committees of the Board of Directors

The Board of Directors has appointed two committees: the Audit Committee and the Nominating, Governance and Compensation Committee.

Audit Committee

The current members of the Audit Committee are Mr. Shukis, who serves as Chairman, and Messrs. Lovoi and Robertson. The Board of Directors has determined that Mr. Shukis is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Audit Committee Charter contains a detailed description of the Audit Committee’s duties and responsibilities. Under the charter, the Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance, and (iv) the performance of our internal audit function. The Audit Committee also has direct responsibility for the appointment, compensation and retention of our independent auditors.

Nominating, Governance and Compensation Committee

The current members of the Nominating, Governance and Compensation Committee are Mr. Lovoi, who serves as Chairman, and Messrs. Robertson and Shukis.

The Board of Directors has approved the Nominating, Governance and Compensation Committee Charter, which contains a detailed description of the Nominating, Governance and Compensation Committee’s responsibilities. Under the charter, the Nominating, Governance and Compensation Committee identifies and recommends individuals qualified to become Board members, consistent with criteria approved by the Board, and assists the Board in determining the composition of the Board and its committees, in monitoring a process to assess Board and committee effectiveness and in developing and implementing our corporate governance guidelines, practices and procedures. In fulfilling its compensation role, the Nominating, Governance and Compensation Committee assists the Board in establishing the compensation of our directors and executive officers in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice and the requirements of applicable law and regulations and rules of applicable regulatory bodies.

Compensation Matters

In fulfilling its compensation role, the Nominating, Governance and Compensation Committee is authorized to:

•

review and approve corporate goals and objectives relevant to our Chief Executive Officer’s compensation; evaluate our Chief Executive Officer’s performance in light of those goals and objectives; and either as a committee or together with other independent directors (as directed by the Board), determine and approve our Chief Executive Officer’s compensation based on that evaluation, including administering, negotiating any changes to and determining amounts due under the Chief Executive Officer’s employment agreement;

•	review and approve, or make recommendations to the Board with respect to, the compensation of other executive officers, and oversee the periodic assessment of the performance of such officers;

•

from time to time consider and take action on the establishment of and changes to incentive compensation plans, equity-based compensation plans and other benefit plans, including making recommendations to the Board on plans, goals or amendments to be submitted for action by our stockholders;

•

administer our compensation plans, including authorizing the issuance of our common stock and taking other action on grants and awards, determinations with respect to achievement of performance goals, and other matters provided in the respective plans; and

•

review from time to time when and as the Nominating, Governance and Compensation Committee deems appropriate the compensation and benefits of non-employee directors, including compensation pursuant to equity-based plans, and approve, or make recommendations to the Board with respect to, any changes in such compensation and benefits.

In February 2010, in accordance with their employment agreements, Mr. Walker, our Chief Executive Officer, and Mr. Reimert, our Co-Chief Executive Officer until his resignation in December 2010, proposed, and the Nominating, Governance and Compensation Committee approved, our budget and the companies comprising our industry peers utilized for purposes of determining the 2010 annual cash incentive compensation of Messrs. Walker and Reimert.

In October 2010, the Nominating, Governance and Compensation Committee met to review the performance of, and recommend to our Board the base salaries of, Messrs. Walker and Reimert for the period from October 5, 2010 to October 4, 2011, and to award options to purchase common stock to each of Messrs. Walker and Reimert, as required by their respective employment agreements. In addition, pursuant to the recommendations of Messrs. Walker and Reimert, the Nominating, Governance and Compensation Committee awarded options to purchase common stock to our Chief Financial Officer and a specified amount of options to purchase common stock to be distributed among key employees at the discretion of Messrs. Walker and Reimert. Subject to certain limitations, our long term incentive plan permits the Nominating, Governance and Compensation Committee to delegate its duties under the plan to our Co-Chairmen of the Board and our other senior officers.

The Nominating, Governance and Compensation Committee met in February 2011 to determine the annual cash incentive compensation earned during 2010 by Messrs. Walker and Reimert pursuant to the terms of their respective employment agreements. Additionally, Mr. Walker proposed an increase in our Chief Financial Officer’s salary effective March 8, 2011, as well as the amount of his 2010 annual cash incentive, which the Nominating, Governance and Compensation Committee reviewed and approved. Please see “Executive Compensation—Compensation Discussion and Analysis” for information about our 2010 executive officer compensation.

The Nominating, Governance and Compensation Committee has the authority to engage a third-party consultant at any time. Each year we engage a third-party firm, which was Pearl Meyer & Partners for 2010, to prepare an analysis of the return on capital for our industry peers for use in determining the annual cash bonus of our Chief Executive Officer. Please see “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation” for information regarding the determination of our annual cash bonus for Messrs. Walker and Reimert. In 2010, we did not otherwise engage any consultant related to annual executive compensation decisions.

Selection of Nominees for the Board of Directors

Identifying Candidates

The Nominating, Governance and Compensation Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board of Directors, our executive officers, individuals personally known to the members of the Nominating, Governance and Compensation Committee and research. In addition, the Nominating, Governance and Compensation Committee will consider candidates submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address indicated on the first page of this proxy statement. Although the Board does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating, Governance and Compensation Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Nominating, Governance and Compensation Committee. The Nominating, Governance and Compensation Committee did not receive any candidate submissions during 2010. The Nominating, Governance and Compensation Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating, Governance and Compensation Committee. To nominate a director using this process, the stockholder must follow certain procedures required by the Bylaws which are described under “Additional Information—Advance Notice Required for Stockholder Nominations and Proposals” below.

Evaluating Candidates

The members of the Nominating, Governance and Compensation Committee are responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. This assessment will include the qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. The charter of the Nominating, Governance and Compensation Committee requires the Committee to evaluate each candidate for election to the Board in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in a number of areas. Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•

skills and expertise complementary to the existing Board members’ skills; in this regard, the Nominating, Governance and Compensation Committee will consider the Board’s need for operational, sales, management, financial or other relevant expertise.

The Nominating, Governance and Compensation Committee may also consider the ability of the prospective candidate to work with the then-existing interpersonal dynamics of the Board and her or his ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Nominating, Governance and Compensation Committee will determine whether to interview the candidate, and if warranted, will recommend that one or more of its members and senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the Nominating, Governance and Compensation Committee recommends to the Board a slate of director nominees for election at the next annual meeting of stockholders or for appointment to fill vacancies on the Board.

Information Regarding Meetings

During 2010, the Board of Directors held four meetings. The Audit Committee met four times and the Nominating, Governance and Compensation Committee met three times. During 2010, all current directors attended at least 75% of the meetings of the Board of Directors and the Committees thereof.

We expect, but do not require, our Board members to attend the annual meeting. Last year, all of our Board members attended the annual meeting.

Stockholder Communications

Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to “Board of Directors (Independent Members)” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement.

Stockholders and other interested parties may communicate directly with our Board of Directors by sending a written communication in an envelope addressed to “Board of Directors” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement.

Website Availability of Governance Documents

You can access our Corporate Governance Guidelines, Code of Business Conduct and Ethical Practices, Audit Committee Charter and Nominating, Governance and Compensation Committee Charter on the Investors section of our website at www.dril-quip.com. Information contained on our website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from our Corporate Secretary at the address indicated on the first page of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Nominating, Governance and Compensation Committee is comprised entirely of independent directors. None of the members of the Nominating, Governance and Compensation Committee during fiscal 2010 or as of the date of this proxy statement is or has been an officer or employee of Dril-Quip and no executive officer of Dril-Quip served on the compensation committee or board of any company that employed any member of Dril-Quip’s Nominating, Governance and Compensation Committee or Board.

Policies and Procedures for Approval of Related Person Transactions

The Board has adopted a written policy implementing procedures for the review, approval or ratification of related person transactions. The policy applies to any transaction in which (1) we are a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating, Governance and Compensation Committee is responsible for reviewing, approving and ratifying any related person transaction. The Nominating, Governance and Compensation Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of us and our stockholders.

RELATED PERSON TRANSACTIONS

Employment Agreement with Chief Executive Officer

In connection with our initial public offering, we entered into an employment agreement with Mr. Walker, our Chief Executive Officer. At the same time, we also entered into a substantially identical employment agreement with Mr. Reimert, a former Co-Chief Executive Officer, which was terminated effective December 31, 2010. Please see “—Former Co-Chief Executive Officer” below. Effective December 31, 2009, we entered into amended and restated employment agreements with each of Messrs. Reimert and Walker in order to modify their prior employment agreements to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. The following summary of Mr. Walker’s employment agreement does not purport to be complete and is qualified by reference to the agreement. We have filed the form of the agreement with the SEC. A copy of the form of the agreement may be obtained from our Corporate Secretary at the address indicated on the first page of this proxy statement.

The agreement provides for an annual base salary, as well as an annual performance bonus for each twelve-month period ending on December 31 equal to up to 120% of the executive’s annual base salary, with the precise amount of the bonus determined based on specific Company performance goals. The performance goals, which are equally weighted, are based on (i) our annual earnings before interest and taxes (“EBIT”) measured against our annual budget or plan, and (ii) our annual return on capital (defined as EBIT divided by total assets less current liabilities) compared to a peer group of companies. In addition, the agreement provides that the employee will receive an annual grant of a number of options under our incentive plan equal to the employee’s base salary multiplied by three and divided by the market price of the common stock on the grant date. The agreement provides that the employee’s compensation, including his annual base salary, annual performance bonus and annual grant of options, will be reviewed at least annually by the Nominating, Governance and Compensation Committee and will be subject to increase at any time and from time to time on a basis determined by the Nominating, Governance and Compensation Committee, in the exercise of its sole discretion. The agreement also entitles the employee to participate in all of our incentive, savings, retirement and welfare benefit plans in which our other executive officers participate. The agreement requires us to maintain a flexible perquisites spending account in the amount of $25,000 each year for use in paying for membership dues, costs associated with purchasing or leasing an automobile, financial counseling, tax return preparation and mobile phones. We are required to pay the unused and remaining balances of such accounts annually to Mr. Walker. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Perquisites and Other Benefits.”

On October 27, 2010, Mr. Walker’s employment agreement had a remaining term of four years. The term of the agreement is automatically extended for one year on October 27 of every year, such that the remaining term of the agreement will never be less than three years. The agreement is subject to the right of us and the employee to terminate the employee’s employment at any time. The agreement provides certain benefits upon termination or change-in-control. For more information, see “Executive Compensation—Potential Payments Upon Termination or Change-in-Control.”

The agreement also provides that, during the term of the agreement and after termination thereof, the employee will not divulge any of our confidential information, knowledge or data. In addition, the agreement requires the employee to disclose and assign to us any and all conceptions and ideas for inventions, improvements and valuable discoveries made by the employee which pertain primarily to our material business activities. The agreement also provides that, in the event that the agreement is terminated for cause or the employee voluntarily resigns (other than during the year following a change-in-control or for good reason), for one year thereafter the employee will not within any country with respect to which he has devoted substantial attention to our material business interests, (i) accept employment or render services to any of our competitors or (ii) enter into or take part in business that would be competitive with us.

Former Co-Chief Executive Officer

In connection with Mr. Reimert’s stepping down as Co-Chief Executive Officer of the Company, the Company and Mr. Reimert agreed that Mr. Reimert’s employment as Co-Chief Executive Officer of the Company terminated effective December 31, 2010 under circumstances entitling him to severance under his employment agreement with the Company. Specifically, the Nominating, Governance and Compensation Committee agreed to terminate Mr. Reimert’s employment without cause. The termination of employment will allow Mr. Reimert to concentrate on his previously disclosed cancer related health issues. At the time of the termination, it was not clear when Mr. Reimert might become eligible for termination based on the employment agreement’s disability provision. In its decision, the Nominating, Governance and Compensation Committee determined that the amounts to be paid to Mr. Reimert pursuant to his employment agreement upon termination without cause or as a result of disability were substantially similar. Mr. Reimert has agreed to assist with the transition of his duties and responsibilities and to provide other advisory and consulting services as requested by the Company through December 31, 2011 pursuant to a Consulting Agreement (the “Consulting Agreement”) with the Company entered into on January 20, 2011. During the term of the Consulting Agreement, the Company will pay Mr. Reimert an hourly consulting fee of $290 per hour. In consideration of the benefits conferred by the Consulting Agreement, Mr. Reimert agreed to provisions regarding confidentiality and the assignment of intellectual property rights. The foregoing summary of the Consulting Agreement does not purport to be complete and is qualified by reference to the agreement. We have filed the form of the agreement with the SEC. A copy of the form of the agreement may be obtained from our Corporate Secretary at the address indicated on the first page of this proxy statement.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement among us, Messrs. Reimert, Walker, Reimert Family Partners, Ltd. and others (the “Registration Rights Agreement”). The Registration Rights Agreement provides for registration rights pursuant to which, upon the request of Messrs. Reimert or Walker (the “Requesting Holders”), we will file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), to register the common stock subject to the agreement (“Registrable Securities”) held by such Requesting Holders and any other stockholders who are parties to the Registration Rights Agreement and who desire, and are permitted, to sell Registrable Securities pursuant to such registration statement, subject to a maximum of two requests by each of Messrs. Reimert and Walker or their successors and assigns. In addition, subject to certain conditions and limitations, the Registration Rights Agreement provides that Messrs. Reimert and Walker may participate in any registration by us (including any registration resulting from any exercise of a demand right under the Registration Rights Agreement) of any of our equity securities in an underwritten offering. The registration rights covered by the Registration Rights Agreement generally are transferable to transferees (whether by assignment or by death of the holder) of the Registrable Securities covered thereby. The Registration Rights Agreement generally terminates when all Registrable Securities (i) have been distributed to the public pursuant to a registration statement covering such securities that has been declared effective under the Securities Act, or (ii) may be distributed to the public in accordance with the provisions of prior Rule 144(k) (or any similar provision then in force) under the Securities Act.

DIRECTOR COMPENSATION

Effective as of January 1, 2010, each non-employee director receives an annual fee of $75,000, plus a fee of $1,000 for attendance at each Board meeting and $1,000 for each committee meeting. All directors are reimbursed for their out-of-pocket expenses and other expenses incurred in attending meetings of the Board or committees thereof and for other expenses incurred in their capacity as directors.

The following table sets forth a summary of the compensation paid to our non-employee directors for 2010:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John V. Lovoi	$86,000	—	—	—	—	—	$86,000
L.H. Dick Robertson	$86,000	—	—	—	—	—	$86,000
Alexander P. Shukis	$86,000	—	—	—	—	—	$86,000

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The primary objectives of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We had three named executive officers in 2010: our Chief Executive Officer, our Chief Financial Officer and Larry E. Reimert, who served as our Co-Chief Executive Officer until December 31, 2010. Employment agreements entered into prior to the closing of our initial public offering in 1997 (and amended effective December 31, 2009) govern the 2010 compensation of Messrs. Reimert and Walker as our Co-Chief Executive Officers. Mr. Reimert stepped down as Co-Chief Executive Officer of the Company effective December 31, 2010 to concentrate on his previously disclosed cancer related health issues. The employment agreements are described under “Related Person Transactions—Employment Agreement with Chief Executive Officer” and “Potential Payments Upon Termination or Change-in-Control.” Additionally, Messrs. Reimert and Walker own approximately 4.6% and 9.5%, respectively, of our outstanding shares, which aligns their interests with those of our other stockholders.

Purpose of the Executive Compensation Program

Our executive compensation program has been designed to accomplish the following objectives:

•	align executive compensation with performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

Administration of Executive Compensation Program

Our executive compensation program is administered by the Nominating, Governance and Compensation Committee (the “Committee”) of our Board of Directors. We describe the specific duties and responsibilities of the Committee in this proxy statement under “Corporate Governance—Committees of the Board of Directors—Nominating, Governance and Compensation Committee.” The Committee normally meets each February or March to set cash bonuses earned during the prior year and to review and, as appropriate, make changes to our executive compensation program. The Committee also normally meets in September or October to determine base salaries for our Chief Executive Officer (including Mr. Reimert in 2010) and award equity-based compensation. Our Chief Executive Officer recommends the base salary of our Chief Financial Officer to the Committee for approval. The Committee also meets at other times during the year and acts by written consent when necessary and appropriate.

The Committee has the authority to engage a third-party consultant at any time. Each year we have engaged a third-party firm, which was Pearl Meyer & Partners for 2010, to prepare an analysis of the return on capital for our industry peers for use in determining the annual cash bonus of our Chief Executive Officer (including Mr. Reimert in 2010). See “—Elements of Compensation—Annual Cash Incentive Compensation.” In 2010, we did not otherwise engage any consultant related to annual executive compensation decisions.

Elements of Compensation

General

Our executive compensation program generally consists of the following elements:

•	base salary;

•	annual incentive compensation in the form of cash bonuses;

•	long-term stock-based incentive compensation consisting of stock option awards;

•	contributions to our 401(k) retirement plan; and

•	perquisites and other company-provided benefits such as medical and dental insurance.

We primarily seek to reward achievement of our short-term goals with base salary and annual cash incentive compensation, while long-term interests are rewarded through long-term equity awards. We believe that base salaries should be at levels competitive with peer companies that compete with us for business opportunities and executive talent, and annual cash bonuses and stock option awards should be at levels which reflect progress toward our corporate goals and individual performance.

Relative Size of Major Compensation Elements

Pursuant to the employment agreement with our Chief Executive Officer and Mr. Reimert’s substantially identical employment agreement which was terminated effective December 31, 2010, the Committee may increase (but not decrease) the base salary, annual bonus and annual option grants on a basis determined by the Committee in its sole discretion.

Factors taken into account in determining compensation for all our executive officers are our performance and the executive’s responsibilities, experience, leadership, potential future contributions and demonstrated individual performance. In setting executive compensation, the Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee seeks to achieve the appropriate balance between immediate cash rewards for the achievement of company-wide and personal objectives and long-term incentives that align the interests of our executive officers with those of our stockholders.

The following table summarizes the relative size of base salary and incentive compensation for 2010 for each of our named executive officers:

Name	Base Salary	Annual Cash Incentive	Long-Term Stock-Based Incentive
Larry E. Reimert	30%	27%	43%
J. Mike Walker	30%	27%	43%
Jerry M. Brooks	39%	15%	46%

Base Salary

We evaluate base salaries for our named executive officers annually. The base salary for our Chief Executive Officer (including Mr. Reimert in 2010) is reviewed and approved by the Committee. Adjustments to the base salary of our Chief Financial Officer are recommended by our Chief Executive Officer for approval by the Committee.

Base salaries for our named executive officers are based on a review of numerous factors, including our financial and operating performance during the relevant period and the executive officer’s contribution to our success. Salary determinations are subjective and are not based on any formula. The Committee and the Chief

Executive Officer, as applicable, make a subjective assessment of the Company’s actual financial results compared to the Company’s overall annual budget based on the financial statements as a whole, taking into account market and economic conditions unknown during the preparation of the relevant annual budgets. Among other items, the Committee and the Chief Executive Officer compares the Company’s actual revenues and expenses, operating income, net income and earnings per share to the budgeted amounts for these items.

The Committee typically meets in September or October to determine base salaries for our Chief Executive Officer (including Mr. Reimert in 2010). In determining such base salaries in October 2010, the relevant budgetary data available to the Committee included information from the last six months of 2009 and the first six months of 2010. The 2009 budget was prepared by our Co-Chief Executive Officers and approved by the Committee at its March 2009 meeting, and the 2010 budget was prepared by our Co-Chief Executive Officers approved by the Committee at its February 2010 meeting. For the twelve months ended June 30, 2010, the relevant portions of the Company’s 2009 and 2010 annual budgets forecasted revenues of $538 million, expenses of $408 million, operating income of $130 million, net income of $94 million and earnings per share of $2.36. Actual results for the same periods were revenues of $564 million, expenses of $419 million, operating income of $145 million, net income of $107 million and earnings per share of $2.70. In addition, the Committee recognized, and took into account, economic and market factors affecting the Company during the period, including the ongoing economic recession in the United States and general economic contraction worldwide, the ongoing credit crisis and weakness in the global financial system and the offshore drilling moratorium in the Gulf of Mexico.

The following table sets forth the base salaries of Messrs. Walker and Reimert for the twelve-month period ended October 7, 2010 and the twelve-month period ending October 7, 2011:

Name	Twelve-Month Period Ended October 7, 2010	Twelve-Month Period Ending October 7, 2011
Larry E. Reimert	$585,000	$605,000	(1)
J. Mike Walker	$585,000	$605,000

(1)	Reflects the base salary in effect at the time of Mr. Reimert’s termination of employment with the Company on December 31, 2010.

In February 2011, in connection with the review of certain of our senior management, our Chief Executive Officer recommended an increase in the base salary of our Chief Financial Officer to $285,000 effective March 7, 2011, which the Committee reviewed and approved. Our Chief Executive Officer expects to review our Chief Financial Officer’s base salary again in February or March 2012.

Our Chief Financial Officer, Jerry M. Brooks, received the following base salary for the twelve-month period ended March 6, 2011, and is receiving the following base salary for the twelve-month period ending March 6, 2012:

Name	Twelve-Month Period Ended March 6, 2011	Twelve-Month Period Ending March 6, 2012
Jerry M. Brooks	$270,000	$285,000

For 2010, this reflects increases of $20,000 (or 3.4%) and $15,000 (or 5.6%) over 2010 base salaries for our current Chief Executive Officer and Mr. Brooks, respectively.

Annual Cash Incentive Compensation

Chief Executive Officer and Mr. Reimert

Under their employment agreements, our Chief Executive Officer and Mr. Reimert are each entitled to an annual cash bonus equal to up to 120% of his then applicable annual base salary, with:

•

a bonus equal to up to 60% of the annual base salary based on the our actual earnings before interest and taxes (“EBIT”) measured relative to our budget or plan for each twelve-month period ended December 31; and

•

a bonus equal to up to 60% of the annual base salary based on our return on capital (defined as (a) EBIT divided by (b) total assets less current liabilities) assessed relative to our industry peers during each twelve-month period ended September 30.

In accordance with his employment agreement, at the beginning of each calendar year, our Chief Executive Officer proposes, and the Nominating, Governance and Compensation Committee approves, our budget or plan for the current twelve-month period and the companies comprising our industry peers utilized for these compensation measures. Our EBIT and return on capital for each applicable twelve-month period are calculated by our Chief Financial Officer, based upon our audited financial statements, and are presented to the Committee. The Committee reviews the calculations as prepared by our Chief Financial Officer and an analysis of the return on capital for the industry peers prepared by Pearl Meyer & Partners and determines the applicable performance percentages for purposes of determining the amount of the bonus in accordance with the following threshold, target and maximum amounts:

	EBIT Element		Return on Capital Element
	EBIT Performance as % of Budget	EBIT Incentive Pay as % of Base Salary	Return on Capital Performance (percentile relative to industry peers)		Return on Capital Incentive as % of Base Salary
Maximum	130%	60.0	75	th	60.0
	127	57.0	72		57.0
	124	54.0	69		54.0
	121	51.0	66		51.0
	118	48.0	63		48.0
	115	45.0	60		45.0
	112	42.0	58		42.0
	109	39.0	56		39.0
	106	36.0	54		36.0
	103	33.0	52		33.0
Target	100%	30.0	50	th	30.0
	97	28.0	48		28.0
	94	26.0	46		26.0
	91	24.0	44		24.0
	88	22.0	42		22.0
	85	20.0	40		20.0
	82	18.0	38		18.0
	79	16.0	36		16.0
	76	14.0	34		14.0
	73	12.0	32		12.0
Threshold	70%	10.0	30	th	10.0
	less than 70%	0.0	0.0		0.0

EBIT Performance Relative to 2010 Budget. The 2010 budget was prepared by our Chief Executive Officer and Mr. Reimert and approved by the Committee at its February 2010 meeting. Our Chief Executive Officer and Mr. Reimert began the budget-drafting process for 2010 in October 2009 with the preparation of sales forecasts by our sales and marketing managers in each of our geographic segments. The sales forecasts were reviewed by our Chief Executive Officer and Mr. Reimert, who approved the forecasts for budget purposes. Our Chief Executive Officer and Mr. Reimert then directed our general management to propose budgets based on the approved sales forecasts. A final determination of the proposed budget was reviewed by our Chief Executive Officer and Mr. Reimert and presented to the Committee prior to its February 2010 meeting.

For the twelve-month period ended December 31, 2010, our EBIT was $138.7 million, compared to our budget of $131.4 million for the same period. This resulted in a performance percentage of 105.6% relative to our 2010 budget.

Return on Capital Relative to Peer Group. The Committee determines a portion of the performance bonus paid to our Chief Executive Officer by comparing our annual return on capital against an industry peer group. The peer group data provides guidance but does not dictate the setting of our Chief Executive Officer’s performance bonus. The peer group consists of companies in the oil and gas equipment and services industry that compete with us for executive talent and, with respect to certain of the companies, compete with us for business opportunities. The peer group is chosen and presented to the Committee by our Chief Executive Officer. The Committee approves the selection of companies in the peer group each year at its February or March meeting.

For 2010, the peer group included six companies: Cameron International Corporation, FMC Technologies, Inc., National Oilwell Varco, Inc., Oceaneering International, Inc., Oil States International, Inc. and Weatherford International Ltd. Two of the peer group companies, Cameron International Corporation and FMC Technologies, Inc., are our direct competitors. The peer group companies have revenues ranging from $1.9 billion to $12.2 billion and a median revenue of approximately $6.2 billion.

For the twelve-month period ended September 30, 2010, our return on capital was 18.4%, which resulted in our being ranked in the 67th percentile relative to our peer group. The median return on capital for our peer group, as calculated by Pearl Meyer & Partners, was approximately 15.2%.

The formula resulted in an annual bonus award of 87.6% of base salary. In February 2011, the Committee awarded a bonus of $530,000 to each of our Chief Executive Officer and Mr. Reimert for his performance in 2010. See “—Summary Compensation Table.”

Chief Financial Officer

The annual cash incentive award for our Chief Financial Officer is determined each year by our Chief Executive Officer in his discretion. The annual cash incentive potential for our Chief Financial Officer can range from 0% of his base salary to any amount deemed appropriate by our Chief Executive Officer, and is based in part on the satisfactory completion of personal and financial objectives during the previous fiscal year. Our Chief Executive Officer sets the personal and financial objectives for our Chief Financial Officer, and communicates the objectives to our Chief Financial Officer at the beginning of each year. Our Chief Executive Officer proposes the amount of our Chief Financial Officer’s annual cash incentive to the Committee, which then reviews and approves the proposed amount.

In March 2011, based on the proposal of our Chief Executive Officer, the Committee awarded a bonus of $100,000 to our Chief Financial Officer for his performance in 2010. The award was based in part on our Chief Financial officer’s satisfactory completion of personal and financial objectives during 2010.

Long-Term Stock-Based Incentive Compensation

Role of Committee and Timing of Stock Option Grants. The Committee is responsible for option grants under our stock option plan. The Committee approves the grant of options at meetings of the Committee, and has not in the past granted options by written consent. Pursuant to a proposal by our Chief Executive Officer, the Committee establishes an award for our Chief Financial Officer and a total number of awards for non-executive employees and delegates to the Chief Executive Officer the distribution of such awards to our non-executive employees. There is no distinction in the timing of option grants to executive officers and employees generally. All actions of the Committee and our Chief Executive Officer with respect to option awards are required to be completed on or before the grant date. Historically, all of our annual stock option grants have been made on October 28, the anniversary of the closing of our initial public offering (or if such date is not a business day, the preceding business day). The exercise price of the options awarded is the closing market price of common stock on the date of grant. We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

The employment agreements provide that our Chief Executive Officer shall receive an annual grant of options that is equal to his base salary multiplied by three and divided by the market price of our common stock on the grant date.

In determining the amount, if any, of stock options granted to our Chief Financial Officer and our other key employees, the Committee considers numerous factors, including, among others, the following:

•	our financial and operating performance during the relevant period;

•	the executive’s contribution to our success;

•	the level of competition for executives with comparable skills and experience; and

•	the total number of stock options granted to an executive over the course of his or her career, together with the retentive effect of additional stock option grants.

In October 2010, the Committee granted options to purchase 27,117 shares of our common stock to each of our Chief Executive Officer and Mr. Reimert, as well as options to purchase 10,000 shares of common stock to our Chief Financial Officer and authorized the grant of options to purchase a total of 173,250 shares of common stock to be distributed among key employees at the discretion of our Chief Executive Officer and Mr. Reimert. The grant of 27,117 options to each of our Chief Executive Officer and Mr. Reimert was consistent with the terms of each individual’s employment agreement.

In December 2010, pursuant to Mr. Reimert’s employment agreement with the Company, the Committee met and approved the vesting of Mr. Reimert’s stock options that were outstanding at the time of the termination of his employment agreement.

Perquisites and Other Benefits

We provide our executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program.

The employment agreement with our Chief Executive Officer requires us to maintain a flexible perquisites spending account in the amount of $25,000 each year for use in paying for membership dues, costs associated with purchasing or leasing an automobile, financial counseling, tax return preparation and mobile phones. We are required to pay the unused and remaining balances of such accounts annually to Mr. Walker.

The employment agreement of our Chief Executive Officer also provides certain benefits upon termination which are described under “Potential Payments Upon Termination or Change-in-Control.”

The employment agreement of Mr. Reimert contained identical provisions. See “Related Person Transactions—Former Co-Chief Executive Officer” for additional information regarding Mr. Reimert’s benefits upon termination.

We seek to provide benefit plans, such as medical, life and disability insurance, in line with market conditions. Executive officers are eligible for the same benefit plans provided to other employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. We do not have any special insurance plans for executive officers.

Post-Employment Benefits

We make contributions to the Dril-Quip, Inc. 401(k) Plan, which is a voluntary and contributory plan for eligible employees. Our contributions, which are based on a percentage of matching employee contributions, totaled approximately $2.29 million in 2010, which includes an aggregate of $29,400 for our named executive officers’ benefit.

Impact of Accounting and Tax Treatments

Accounting Treatment

Effective January 1, 2006, we adopted FASB ASC 740-718, “Share-Based Payment” (“ASC 740-718”), which requires that companies recognize in their financial statements the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. We utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options when calculating the pro forma effect of applying the fair value provisions of ASC 740-718.

Tax Treatment

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the chief executive officer or any of the three other most highly compensated officers other than the Chief Financial Officer. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although we consider the impact of this rule when developing and implementing our executive compensation program, we believe it is important to preserve flexibility in designing compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Compensation Committee Report

The Nominating, Governance and Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Nominating, Governance and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Nominating, Governance and Compensation Committee

John V. Lovoi

L.H. Dick Robertson

Alexander P. Shukis

Summary Compensation Table

The following table sets forth information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer and Larry E. Reimert, our former Co-Chief Executive Officer (collectively, the “named executive officers”) for services rendered in all capacities during 2008, 2009 and 2010:

	Year	Salary	Bonus	Option Awards(2)		Non-Equity Incentive Plan Compensation(1)	All Other Compensation(3)		Total
Larry E. Reimert	2010	$589,615	—	$861,236	(4)	$530,000	$5,099,279	(5)	$7,080,130
Co-Chairman of the Board and	2009	569,615	—	871,557		477,000	34,800		1,952,972
Former Co-Chief Executive Officer	2008	566,539	—	826,492		450,000	34,200		1,877,231
J. Mike Walker	2010	589,615	—	861,236		530,000	34,800		2,015,651
Co-Chairman of the Board and	2009	569,615	—	871,557		477,000	34,800		1,952,972
Chief Executive Officer	2008	566,539	—	826,492		450,000	34,200		1,877,231
Jerry M. Brooks	2010	267,116	100,000	317,600		—	10,523		695,239
Vice President—Finance, Chief	2009	252,116	90,000	242,200		—	10,522		594,838
Financial Officer and Secretary	2008	245,769	80,000	102,300		—	9,928		437,997

(1)	The amounts shown under Non-Equity Incentive Plan Compensation for Messrs. Reimert and Walker reflect the cash awards under their employment agreements, which are discussed in further detail under “Executive Compensation—Compensation Discussion and Analysis—Annual Cash Incentive Compensation” and “Related Person Transactions—Employment Agreement with Chief Executive Officer.”

(2)	Amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Assumptions used in the calculation of this amount are included in footnote 12 to our audited consolidated financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

(3)	The amounts shown for our Chief Executive Officer and Mr. Reimert consist of a flexible perquisites spending account in the amount of $25,000 per year, pursuant to each person’s employment agreement, for use in paying for club membership dues, costs associated with purchasing or leasing an automobile, financial counseling, tax return preparation and mobile phones. We are required to pay the unused and remaining balances of such accounts annually to each individual. We paid the following amounts from this account to each of Messrs. Reimert and Walker in the years indicated:

	Year	Club Membership Dues	Costs Associated with Purchase or Lease of Automobile	Remainder Paid in Cash	Total
Larry E. Reimert	2010	—	—	25,000	25,000
	2009	—	—	25,000	25,000
	2008	1,001	—	23,999	25,000
J. Mike Walker	2010	—	6,610	18,390	25,000
	2009	—	7,415	17,585	25,000
	2008	—	7,491	17,509	25,000

In addition, the amounts shown under All Other Compensation for each named executive officer include our matching contributions to each named executive officer’s 401(k) account in the amount of $9,800. Each named executive officer is responsible for paying income tax on the amounts listed above.

(4)	Compensation cost, calculated in accordance with FASB ASC Topic 718, related to accelerated vesting of Mr. Reimert’s stock options upon his termination as Co-Chief Executive Officer on December 31, 2010, in accordance with the terms of his employment agreement, was $1,979,485.

(5)

Mr. Reimert’s employment as Co-Chief Executive Officer of the Company terminated effective December 31, 2010. See “Related Person Transactions—Former Co-Chief Executive Officer” for additional information. In connection with such termination, the Company is obligated to pay to Mr. Reimert (i) his base salary, including accrued vacation, through the date of his termination, to the extent not previously paid, (ii) his annual base salary for the remainder of the term under the employment agreement (i.e., through October 27, 2014), (iii) an amount equal to the product of the highest bonus paid to Mr. Reimert in the prior three years and the number of years remaining under the term of the employment agreement (in recognition of Mr. Reimert’s contributions to the Company and the lack of specificity in his employment agreement regarding the portion of this payment for 2014, the Committee exercised its discretion and awarded

Mr. Reimert a pro rata portion of a $648,000 annual bonus for the period from January 1, 2014 to October 27, 2014), and (iv) continued insurance coverage for Mr. Reimert. In addition, stock options owned by Mr. Reimert that were outstanding at the date of his termination were immediately vested pursuant to the employment agreement. The following table shows the amounts to be paid by the Company to Mr. Reimert pursuant to his employment agreement and the estimated cost of the continued insurance coverage. The Company paid Mr. Reimert’s unpaid salary and accrued vacation in January 2011, his flexible perquisites and matching 401(k) contribution as described in footnote (3) above and his Annual Bonus for 2010 (the year of termination) in March 2011. The Company intends to pay amounts due for Mr. Reimert’s annual base salary and annual bonus through the employment period in July 2011.

Unpaid Salary and Accrued Vacation	$25,137
Annual Base Salary Through Remaining Employment Period	2,312,962
Annual Bonus for Remaining Employment Period	2,476,603
Estimated Cost of Continued Insurance Coverage	249,777
Flexible Perquisites and Matching Contribution to 401(k) (see footnote 3 above)	34,800

Total	$5,099,279

Grants of Plan-Based Awards

The following table contains information with respect to the grant of plan-based awards.

	Grant Date	Date of Nominating, Governance and Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(2)		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold	Target	Maximum
Larry E. Reimert	2/25/2010	—	$121,000	$363,000	$726,000	—		—	—
	10/28/2010	10/20/2010	—	—	—	27,117	(4)	$66.93	$861,236	(5)
J. Mike Walker	2/25/2010	—	$121,000	$363,000	$726,000	—		—	—
	10/28/2010	10/20/2010	—	—	—	27,117		$66.93	$861,236
Jerry M. Brooks	10/28/2010	10/20/2010	—	—	—	10,000		$66.93	$317,600

(1)	Reflects the cash annual incentive awards payable to our Chief Executive Officer and Mr. Reimert under their employment agreements for performance in 2010. The amount shown as Target represents 60% of our Chief Executive Officer’s salary and Mr. Reimert’s salary as of December 31, 2010; the amount shown as Maximum represents 120% of our Chief Executive Officer’s salary and Mr. Reimert’s salary as of December 31, 2010; and the amount shown as Threshold represents 20% of our Chief Executive Officer’s salary and Mr. Reimert’s salary as of December 31, 2010. Pursuant to the employment agreements, the Nominating, Governance and Compensation Committee has discretion to increase the award in its sole discretion. For more information, see “Executive Compensation—Compensation Discussion and Analysis—Annual Cash Incentive Compensation” and “Related Person Transactions—Employment Agreement with Chief Executive Officer.”

(2)	The amounts shown reflect options to purchase our common stock awarded pursuant to our 2004 Incentive Plan. The options vest and become exercisable in 25% increments annually beginning on October 28, 2011.

(3)	Represents the full grant date fair value of the awards calculated in accordance with ASC 740-718. Assumptions used in the calculation of this amount are included in footnote 12 to our audited consolidated financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

(4)	Pursuant to the terms of his employment agreement, all of Mr. Reimert’s options vested upon the termination of his employment agreement.

(5)	Compensation cost, calculated in accordance with FASB ASC Topic 718, related to accelerated vesting of Mr. Reimert’s stock options upon his termination as Co-Chief Executive Officer on December 31, 2010, in accordance with the terms of his employment agreement, was $1,979,485.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding stock option awards made to each named executive officer as of December 31, 2010:

	Option Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
Larry E. Reimert (a)	7,482	0		—	54.13	12/31/2011
	40,396	0		—	20.98	12/31/2011
	26,989	0		—	48.77	12/31/2011
	27,117	0		—	66.93	12/31/2011
J. Mike Walker	39,645	0		—	38.97	10/27/2016
	22,446	7,482	(b)	—	54.13	10/26/2017
	40,395	40,395	(c)	—	20.98	10/28/2018
	8,996	26,989	(d)	—	48.77	10/27/2019
	0	27,117	(e)	—	66.93	10/28/2020
Jerry M. Brooks	10,000	0		—	38.97	10/27/2016
	7,500	2,500	(b)	—	54.13	10/26/2017
	5,000	5,000	(c)	—	20.98	10/28/2018
	2,500	7,500	(d)	—	48.77	10/28/2019
	0	10,000	(e)	—	66.93	10/28/2020

(a)	Pursuant to the terms of Mr. Reimert’s employment agreement, as a result of his termination of employment with the Company, all of his outstanding stock options vested and became exercisable on December 31, 2010. The expiration date of such options was modified to occur on the first anniversary of the date of his termination of employment with the Company.

(b)	The options vest on October 27, 2011.

(c)	The options vest in two equal annual installments beginning on October 27, 2011.

(d)	The options vest in three equal annual installments beginning on October 27, 2011.

(e)	The options vest in four equal annual installments beginning on October 27, 2011.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on exercise of stock options during 2010 and the value realized upon exercise of such stock options for each of our named executive officers.

Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
Larry E. Reimert	111,482	$4,922,537
J. Mike Walker	—	—
Jerry M. Brooks	—	—

Equity Compensation Plan Information

The table below sets forth the following information about our common stock that may be issued under our existing equity compensation plan as of December 31, 2010. Our existing equity compensation plan has been approved by our stockholders.

Plan Category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column(a)
Equity compensation plans approved by stockholders (1)	1,056,702	$43.87	1,286,498
Equity compensation plans not approved by stockholders	—	N/A	—

Total	1,056,702	$43.87	1,286,498

(1)	Consists of the 1997 Incentive Plan of Dril-Quip, Inc. and the 2004 Incentive Plan of Dril-Quip, Inc. No further awards may be issued under the 1997 Incentive Plan.

Potential Payments Upon Termination or Change-in-Control

Chief Executive Officer and Mr. Reimert

The employment agreements with each of our Chief Executive Officer and Mr. Reimert were entered into in connection with our initial public offering and amended effective December 31, 2009. The employment agreement with our Chief Executive Officer is subject to the right of us and the employee to terminate his employment at any time. Each agreement provides that, upon termination of employment because of death or disability, or if employment is terminated by us for any reason (except under certain limited circumstances defined as “for cause” in the agreement when not during the year following a change-in-control), or if employment is terminated by the employee for any reason during the year following a change-in-control (as defined) or with good reason (as defined), the employee will generally be entitled to (i) a lump sum cash payment equal to the employee’s base salary through the date of termination, together with any deferred compensation previously awarded and any accrued vacation time, (ii) a lump sum cash payment equal to the annual base salary that would have been paid to the employee beginning on the date of termination and ending on the latest possible date of termination of the employment in accordance with the agreement, (iii) a lump sum cash payment equal to (x) a pro rata annual bonus based on actual achievement of performance objectives for the year of termination and (y) the annual bonus calculated in accordance with the agreement for the remaining employment period (assuming for such purpose that the annual bonus payable for each applicable period during the remaining employment period would equal the highest annual bonus paid during the last three years prior to the date of termination), (iv) immediate vesting of any stock options or restricted stock previously granted to the employee and outstanding as of the time immediately prior to the date of his termination, or (with respect to certain stock options) a cash payment in lieu thereof, and (v) continued participation in medical, dental and life insurance coverage until the employee receives equivalent coverage and benefits under other plans of a subsequent employer or the later of the death of the employee, the death of the employee’s spouse and the youngest child of the employee reaching age 21. We will also pay the employee any such amount as may be necessary to hold the employee harmless from the consequences of any resulting excise or other similar purpose tax relating to “parachute payments” under the Internal Revenue Code of 1986, as amended.

Each agreement also provides that, during the term of the agreement and after termination thereof, the employee shall not divulge any of our confidential information, knowledge or data. In addition, each agreement requires the employee to disclose and assign to us any and all conceptions and ideas for inventions, improvements and valuable discoveries made by the employee which pertain primarily to our material business activities. Each agreement also provides that, in the event that the agreement is terminated for cause or the employee voluntarily resigns (other than during the year following a change-in-control or for good reason), for one year thereafter the employee will not within any country with respect to which he has devoted substantial attention to our material business interests, (i) accept employment or render services to any of our competitors or (ii) enter into or take part in business that would be competitive with us.

In the event of any change-in-control as defined in our stock option award agreements, all outstanding stock option awards will be fully exercisable and vested as of the effective date of such event.

The following tables show potential payments to our Chief Executive Officer under his existing employment agreement upon termination of employment, assuming a December 31, 2010 termination date.

J. Mike Walker

Payments Upon Termination	Voluntary Termination for Good Reason	Involuntary Not for Cause Termination	Change-in - Control(1)	Death or Disability	Involuntary for Cause Termination		Voluntary Termination other than for Good Reason
Deferred Compensation and Accrued Vacation Through Date of Termination (2)	$390,240	$390,240	$390,240	$390,240	$390,240	(3)	$390,240	(3)
Annual Base Salary Through Remaining Employment Period (4)	2,312,962	2,312,962	2,312,962	2,312,962	—		—
Annual Bonus for Remaining Employment Period (5)	2,476,603	2,476,603	2,476,603	2,476,603	—		—
Stock Options Vesting (6)	3,542,493	3,542,493	3,542,493	3,542,493	—		—
Continued Insurance Coverage (7)	205,506	205,506	205,506	205,506	—		205,506
Tax Gross Up (8)	—	—	3,319,162	—	—		—

Total	$8,927,804	$8,927,804	$12,246,966	$8,927,804	$390,240		$595,746

(1)	Amounts shown are paid upon termination for any reason, including for cause, during the year following a change-in-control.

(2)	Includes 1,341.7 hours of accrued vacation time.

(3)	Amounts shown must be paid in a lump sum in cash within 10 days of the date of termination.

(4)	Calculated using current base salary in effect as of December 31, 2010 and the term of the employment agreement ending on October 27, 2014.

(5)	Calculated using the highest annual bonus paid during the last three years prior to December 31, 2010 ($648,000) and the term of the employment agreement ending on October 27, 2014.

(6)	Calculated based on the difference between the closing price of Dril-Quip common stock on December 31, 2010 ($77.72) and the exercise price of unvested stock options as of such date.

(7)	Calculated based on assumptions used for financial reporting purposes under FASB ASC 715-60 (“ASC 715-60”), Employer’s Accounting for Postretirement Benefits Other than Pensions.

(8)

The executive may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. Dril-Quip has agreed to reimburse our Chief Executive Officer for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The calculation of the 4999 gross-up amount in the above tables is based upon a 4999 excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

The following table shows (i) the amounts to be paid by the Company to Mr. Reimert pursuant to his employment agreement, (ii) the compensation cost of Mr. Reimert’s stock options, and (iii) the estimated cost of continued insurance coverage for Mr. Reimert. The Company paid Mr. Reimert’s unpaid salary and accrued vacation in January 2011 and his Annual Bonus for 2010 (the year of termination) in March 2011. The Company intends to pay amounts due for Mr. Reimert’s annual base salary and annual bonus through the employment period in July 2011.

Larry E. Reimert
Payments Upon Termination	Involuntary Not for Cause Termination
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$25,137
Annual Base Salary Through Remaining Employment Period (2)	2,312,962
Annual Bonus for Year of Termination (3)	530,000
Annual Bonus for Remaining Employment Period (4)	2,476,603
Stock Options Vesting (5)(6)	1,979,485
Continued Insurance Coverage (7)	249,777

Total	$7,573,964

(1)	Includes 54.4 hours of accrued vacation time for Mr. Reimert.

(2)	Calculated using base salary in effect as of December 31, 2010 and the term of the employment agreement ending on October 27, 2014.

(3)	Calculated based on actual achievement of performance objectives for the year of termination and paid in March 2011.

(4)	Calculated using the highest annual bonus paid during the last three years prior to December 31, 2010 ($648,000) and the term of the employment agreement ending on October 27, 2014. In recognition of Mr. Reimert’s contributions to the Company and the lack of specificity in his employment agreement regarding the portion of this payment for 2014, the Committee exercised its discretion and awarded Mr. Reimert a pro rata portion of a $648,000 annual bonus for the period from January 1, 2014 to October 27, 2014.

(5)	Compensation cost, calculated in accordance with FASB ASC Topic 718, related to accelerated vesting of Mr. Reimert’s stock options upon his termination in December 2010, in accordance with the terms of his employment agreement.

(6)	Based on the difference between the closing price of Dril-Quip common stock on December 31, 2010 ($77.72) and the exercise price of unvested stock options as of such date, the intrinsic value of the stock options was $3,542,493.

(7)	The Company is obligated to provide continued insurance coverage to Mr. Reimert. Calculated based on assumptions used for financial reporting purposes under ASC 715-60, Employer’s Accounting for Postretirement Benefits Other than Pensions.

Chief Financial Officer

Our Chief Financial Officer is subject to the same terms and conditions in the event of a termination or change- in-control as our other salaried employees. Pursuant to our stock option award agreements, outstanding unexercisable options expire upon the date of the Chief Financial Officer’s termination with us. If our Chief

Financial Officer’s employment terminated due to death or disability, his outstanding exercisable options do not expire until one year from the date of termination. If his employment is terminated for reasons other than death or disability, our Chief Financial Officer’s outstanding exercisable options expire 90 days following the date of termination.

In the event of any change-in-control as defined in our stock option award agreements, all outstanding stock option awards will be fully exercisable and vested as of the effective date of such event. The following table sets forth the intrinsic value of the unvested stock options held by our Chief Financial Officer as of December 31, 2010 that would become vested upon the occurrence of a change-in-control:

Amount(1)
Jerry M. Brooks	$667,700

(1)	Calculated based on the difference between the closing price of Dril-Quip common stock on December 31, 2010 ($77.72) and the exercise price of unvested stock options as of such date.

Report of the Audit Committee

The Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance, and (iv) the performance of our internal audit function. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2010 with management and has discussed with BDO USA, LLP, our independent registered public accountants, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with respect to those audited financial statements.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with BDO USA, LLP its independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Audit Committee

John V. Lovoi

L.H. Dick Robertson

Alexander P. Shukis

PROPOSAL II

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of BDO USA, LLP as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year ending December 31, 2011. This firm has acted as independent registered public accounting firm for us since September 2004, and was approved as independent registered public accounting firm for 2010 at our 2010 annual meeting of stockholders. The Board of Directors recommends the approval of BDO USA, LLP as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year 2011.

Fees

Aggregate fees for professional services rendered for us by our independent registered public accounting firm as of or for the years ended December 31, 2010 and 2009 were as follows:

		2010	2009
1.	Audit	$1,141,000	$1,161,000
2.	Audit Related	4,000	—
3.	Tax	—	—
4.	All Other	—	—

	Total:	$1,145,000	$1,161,000

Audit fees for 2010 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010 and opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. For 2010, fees associated with Sarbanes-Oxley compliance totaled $530,000. Audit related fees in 2010 were related to responses to SEC comment letters. Audit fees for 2009 were for professional services rendered for the audits of our consolidated financial statements, the review of those financial statements included in our quarterly report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009 including consents, as well as fees associated with Sarbanes-Oxley compliance. For 2009, fees associated with Sarbanes-Oxley compliance totaled $542,000.

Representatives of BDO USA, LLP are expected to attend the annual meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent registered public accounting firm. Unless a service proposed to be provided by the independent registered public accounting firm has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent registered public accounting firm is required to provide detailed back-up documentation concerning the specific services to be provided. The Company had no audit related services in 2009. The Audit Committee pre-approved all audit related services for 2010.

The Audit Committee may delegate pre-approval authority to one or more of its members, including to a subcommittee of the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the appointment of BDO USA, LLP as our independent registered public accounting firm. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the votes cast “for” or “against” the proposal. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

PROPOSAL III

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers at the 2011 Annual Meeting of Shareholders. This item, commonly referred to as a “say on pay” vote, provides you, as a Dril-Quip, Inc. stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

The primary objective of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We have structured our compensation program in order to:

•	align executive compensation with performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

The discussion under “Compensation Discussion and Analysis” beginning on page 14 describes our executive compensation program and the related decisions made by the Nominating, Governance and Compensation Committee in 2010 in more detail. We urge you to read this discussion, as well as the summary compensation table and other related compensation tables and narrative discussion beginning on page 22 which provides detailed information regarding the compensation of our named executive officers.

We are seeking your advisory vote on the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including under “Compensation Discussion and Analysis,” and in the compensation tables and the related narrative discussion. As an advisory vote, this proposal is not binding upon the Company or the Board of Directors. The final decision on the compensation and benefits of our named executive officers and on whether and how to address the results of the vote remains with the Board of Directors and the Nominating, Governance and Compensation Committee. However, the Board of Directors values the opinions expressed by our stockholders, and the Nominating, Governance and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the votes cast “for” or “against” the proposal. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

PROPOSAL IV

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding advisory vote as to how frequently we should hold future advisory votes on the compensation of our named executive officers, or “say-on-pay” votes. As a stockholder, you have the option of voting in favor of the Company holding future say-on-pay votes every one, two or three years, or, alternatively, you may abstain from voting.

After considering the arguments for and against the various alternatives, the Board of Directors recommends that stockholders vote for annual say-on-pay votes instead of the other options being presented. Although we believe our executive compensation program cannot reasonably be judged on the results of a single year, we believe an annual vote provides stockholders with an important vehicle for expressing their views on the effectiveness of our executive compensation program over time. With annual votes, the Nominating, Governance and Compensation Committee will have the benefit of stockholder views on our executive compensation program every year and be able to evaluate changes in those views over time. Certain compensation decisions must be made early in a year, generally before stockholders have provided their views on the last year’s results, so even annual votes do not provide an opportunity to respond to the results of a given say-on-pay vote. Nevertheless, an annual vote provides the Committee with more frequent indications of the stockholders’ views and should permit those views to be taken into consideration earlier than would be the case if votes are conducted every two or three years.

As an advisory vote, this proposal is not binding upon the Company or the Board of Directors. However, the Board of Directors values the opinions expressed by our stockholders in their vote on this proposal, and will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. Notwithstanding the recommendation of the Board of Directors and the outcome of the stockholder vote with respect to this item, the Board of Directors may decide to conduct future say-on-pay advisory votes on a different basis and may vary its practice based on factors such as input from our stockholders and the adoption of material changes to our executive compensation program.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends a vote to hold future advisory votes on executive compensation every year. The proxy card provides stockholders with four choices (every one, two or three years, or abstain). Stockholders are not voting to approve or disapprove the recommendation of the Board of Directors. The time period that receives the highest number of votes cast will be considered the preferred frequency for future “say-on-pay” votes as determined by our stockholders on an advisory basis. Abstentions and broker non-votes will not affect the outcome of the vote on this item.

OTHER BUSINESS

Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all such forms they file.

Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2010 all our directors and executive officers during 2010 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act. On February 14, 2011, a Form 3 was filed late on behalf of Mr. Lovoi related to his election as a member of the Company’s Board of Directors. The Form 3 reports no shares of the Company owned by Mr. Lovoi.

ADDITIONAL INFORMATION

Stockholder Proposals for 2012 Meeting

In order to be included in our proxy material for our annual meeting of stockholders in 2012, eligible proposals of stockholders intended to be presented at the annual meeting must be received by us on or before December 8, 2011 (directed to our Corporate Secretary at the address indicated on the first page of this proxy statement).

Advance Notice Required for Stockholder Nominations and Proposals

Our bylaws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the annual meeting to be held in 2012 if it is received by February 11, 2012. In the case of director nominations by stockholders, our bylaws require that 90 days’ advance written notice be delivered to our Corporate Secretary at our executive offices and set forth for each person whom the stockholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the number of shares of each class of our capital stock beneficially owned by such person and (d) the written consent of such person to having such person’s name placed in nomination at the meeting and to serve as of a director if elected. The stockholder giving the notice must also include the name and address, as they appear on our books, of such stockholder and the number of shares of each class of our voting stock that are then beneficially owned by such stockholder.

In the case of other proposals by stockholders at an annual meeting, our bylaws require that 90 days advance written notice be delivered to our Corporate Secretary at our executive offices and set forth (a) a description of each proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our books, the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of our stock that are beneficially owned by the stockholder on the date of such notice, (d) any financial interest of the stockholder in such proposal and (e) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the annual meeting. A copy of our bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from our Corporate Secretary at the address indicated on the first page of this proxy statement.

In order for director nominations and stockholder proposals to have been properly submitted for presentation at this annual meeting, notice must have been received by our Corporate Secretary on or before February 11, 2011. We received no such notice and no stockholder director nominations or proposals will be presented at the annual meeting.

Householding of Annual Meeting Materials

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (“street-name stockholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to stockholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at 713-939-7711. Street-name stockholders who are currently receiving householded materials may revoke their consent, and street-name stockholders who are not currently receiving householded materials may request householding of our future materials, by contacting Broadridge Financial Services, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent you will be removed from the “householding” program within 30 days of Broadridge’s receipt of your revocation, and each stockholder at your address will receive individual copies of our future materials.

Annual Report

The Annual Report to Stockholders, which includes our consolidated financial statements for the year ended December 31, 2010, has been mailed to all stockholders. The Annual Report is not a part of the proxy solicitation material.

You may obtain a copy of Dril-Quip’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 without charge from our Corporate Secretary by sending a written request to the address indicated on the first page of this proxy statement. The Annual Report on Form 10-K is also available at www.dril-quip.com.

By Order of the Board of Directors

J. Mike Walker

Co-Chairman of the Board

and Chief Executive Officer

April 6, 2011

DRIL-QUIP, INC.

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FOLD AND DETACH HERE

FOR WITHHOLD *EXCEPTIONS

1.	ELECTION OF DIRECTORS ALL FOR ALL

Nominees:

01 J. Mike Walker

02 John V. Lovoi

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

2. Approval of the appointment of BDO USA, LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

3. Advisory vote on the compensation of the Company’s named executive officers.

1	YEAR

Please mark your votes as

indicated in this example X

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

2	YEARS 3 YEARS ABSTAIN

4. Advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers.

Please sign, date and return the

Proxy Card promptly, using the enclosed envelope.

Mark Here for

Address Change

or Comments

SEE REVERSE

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

Signature

Date

, 2011

You can now access your DRIL-QUIP, INC. account online.

Access your DRIL-QUIP, INC. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for DRIL-QUIP, INC., now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

IMPORTANT NOTICE REGARDING THE AVAILABILTY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2011.

The Proxy Statement, our annual report to shareholders and other proxy materials are available at: http://bnymellon.mobular.net/bnymellon/drq

FOLD AND DETACH HERE

DRIL-QUIP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

May 11, 2011

The undersigned hereby appoints Jerry M. Brooks and James Webster, jointly and severally, as proxy holders, with full power of substitution and with discretionary authority, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Dril-Quip, Inc. (the “Company”) to be held on Wednesday, May 11, 2011, at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas, at 2:00 p.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT COME BEFORE THE MEETING. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED HEREIN, FOR APPROVAL OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011, FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND TO HOLD FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS EVERY YEAR.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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